UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2018

Hasbro, Inc.

(Exact name of registrant as specified in its charter)

Rhode Island	1-6682	05-0155090
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1027 Newport Ave., Pawtucket, Rhode Island		02861
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (401) 431-8697

______________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 26, 2018, Hasbro, Inc. (the “Company”), and its subsidiary Hasbro SA (together the “Borrowers”), entered into an Amended and Restated Revolving Credit Agreement (the “Amended Agreement”) with: (i) Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender, an L/C Issuer and a Lender, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citibank, N.A., Citizens Bank, N.A., and JPMorgan Chase Bank, N.A., as joint lead arrangers and book runners, and (iii) the other financial institutions party thereto from time to time.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Amended Agreement. A copy of the Amended Agreement is filed as an exhibit to this Current Report on Form 8-K and the description set forth herein is qualified in its entirety by reference to the Amended Agreement.

The Amended Agreement amends and restates the Company’s Second Amended and Restated Revolving Credit Agreement, dated March 30, 2015. The Amended Agreement provides for an increased senior credit facility with maximum aggregate borrowing commitments of up to $1,100 million, and a potential additional incremental commitment increase of up to $500 million.  Additionally, the Amended Agreement extends the term of the facility from March 30, 2020 to November 26, 2023 and reduces certain fees payable under the facility.

At the Borrowers’ election, the interest rates per annum applicable to Committed Loans under the Amended Agreement will be computed with reference to either a Base Rate or a Eurocurrency Rate, in each case with an applicable margin added to such underlying rate, the margin being based on the more favorable of the Company’s debt rating and the Company’s Consolidated Total Leverage Ratio.

The Base Rate is a fluctuating rate equal to the highest of (i) the Federal Funds Rate plus ½ of 1%, (ii) the rate of interest in effect by Bank of America as its prime rate and (iii) the Eurocurrency Rate for a one-month interest period plus 1%;  and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of the Credit Agreement.

The Eurocurrency Rate is measured by reference to an adjusted London inter-bank offered rate, or “LIBOR”, if the borrowing is denominated in a LIBOR quoted currency.  The Amended Agreement sets forth specific computations for the Eurocurrency Rates for borrowings made in Canadian, Australian or New Zealand dollars.  If the applicable Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of the Credit Agreement.

Based on the Company’s current debt ratings of BBB by S&P, Baa1 by Moody’s and BBB+ by Fitch, the current margin on Base Rate loans is 0.125% and on Eurocurrency Rate loans is 1.125% under the Amended Agreement.

The Company pays a commitment fee on the available unused committed borrowing capacity under the facility. The fee is based on the more favorable of the Company’s debt rating and the Company’s Consolidated Total Leverage Ratio.

The Amended Agreement provides for Swing Line Borrowings of up to $50 million and the issuance of letters of credit in individual amounts of up to $18.75 million and aggregate combined amounts of up to $75 million.

The Amended Agreement contains affirmative and negative covenants typical of this type of facility, including: (i) restrictions on the Company’s and its domestic subsidiaries’ ability to allow liens on their assets, (ii) restrictions on the incurrence of indebtedness, (iii) restrictions on the Borrowers’ and certain of their subsidiaries’ ability to engage in certain mergers, (iv) the requirement that the Company maintain a Consolidated Interest Coverage Ratio of no less than 3.00:1.00 as of the end of any fiscal quarter and (v) the requirement that the Company maintain a Consolidated Total Leverage Ratio of no more than 3.50:1.00 at the end of the first, second and fourth fiscal quarters, or 4.00:1.00 at the end of the third fiscal quarter and for the five consecutive fiscal quarters following certain acquisitions.

The Company’s obligations under the Amended Agreement are guaranteed by its subsidiary, Hasbro International, Inc.  Hasbro SA’s obligations under the Amended Agreement are guaranteed by the Company.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

10.1 Amended and Restated Revolving Credit Agreement, dated as of November 26, 2018, by and among Hasbro, Inc., Hasbro SA, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citibank, N.A., Citizens Bank, N.A., JPMorgan Chase Bank, N.A. and the other banks party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASBRO, INC.

	By:	/s/ Deborah Thomas
	Name:	Deborah Thomas
	Title:	Executive Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)
Date: November 29, 2018

EXHIBIT INDEX

Exhibit No.	Description
10.1

Amended and Restated Revolving Credit Agreement, dated as of November 26, 2018, by and among Hasbro, Inc., Hasbro SA, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citibank, N.A., Citizens Bank, N.A., JPMorgan Chase Bank, N.A. and the other banks party thereto.